SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)


                         ClickSoftware Technologies Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   M25082 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]       Rule 13d-1(b)

           [ ]       Rule 13d-1(c)

           [X]       Rule 13d-1(d)

                         (Continued on following pages)

                               Page 1 of 14 Pages
                       Exhibit Index Contained on Page 14.

--------------------------------                     ---------------------------
CUSIP NO. M25082  10  4                 13 G             Page 2 of 14 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             Worldview Technology Partners I, L.P. ("WVTP I")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                       (a)   [ ]    (b)   [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ----------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,913,029 shares,  except that WVC
           BENEFICIALLY                       I, the general  partner of WVTP I,
           OWNED BY EACH                      WVE I, the general  partner of WVC
             REPORTING                        I, and James Wei ("Wei"),  Michael
              PERSON                          Orsak  ("Orsak") and Susumu Tanaka
               WITH                           ("Tanaka"),  the members of WVE I,
                                              may be deemed to have shared power
                                              to vote these shares.
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,913,029 shares,  except that WVC
                                              I, the general  partner of WVTP I,
                                              WVE I, the general  partner of WVC
                                              I, and Wei, Orsak and Tanaka,  the
                                              members of WVE I, may be deemed to
                                              have  shared  power to  dispose of
                                              these shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       1,913,029
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9        7.36%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                               PN
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP NO. M25082  10  4                 13 G             Page 3 of 14 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             Worldview Technology International I, L.P. ("WVTI I")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                       (a)   [ ]    (b)   [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ----------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          745,612 shares, except that WVC I,
           BENEFICIALLY                       the general partner of WVTI I, WVE
           OWNED BY EACH                      I, the  general  partner of WVC I,
             REPORTING                        and Wei,  Orsak  and  Tanaka,  the
              PERSON                          members of WVE I, may be deemed to
               WITH                           have  shared  power to vote  these
                                              shares.
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              745,612 shares, except that WVC I,
                                              the general partner of WVTI I, WVE
                                              I, the  general  partner of WVC I,
                                              and Wei,  Orsak  and  Tanaka,  the
                                              members of WVE I, may be deemed to
                                              have  shared  power to  dispose of
                                              these shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       745,612
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    2.87%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                               PN
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP NO. M25082  10  4                 13 G             Page 4 of 14 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             Worldview Strategic Partners I, L.P. ("WVSP I")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                       (a)   [ ]    (b)   [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ----------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          164,780 shares, except that WVC I,
           BENEFICIALLY                       the general partner of WVSP I, WVE
           OWNED BY EACH                      I, the  general  partner of WVC I,
             REPORTING                        and Wei,  Orsak  and  Tanaka,  the
              PERSON                          members of WVE I, may be deemed to
               WITH                           have  shared  power to vote  these
                                              shares.
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              164,780 shares, except that WVC I,
                                              the general partner of WVSP I, WVE
                                              I, the  general  partner of WVC I,
                                              and Wei,  Orsak  and  Tanaka,  the
                                              members of WVE I, may be deemed to
                                              have  shared  power to  dispose of
                                              these shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       164,780
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    0.63%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                               PN
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP NO. M25082  10  4                 13 G             Page 5 of 14 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             Worldview Capital I, L.P. ("WVC I")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                       (a)   [ ]    (b)   [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ----------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          2,823,421    shares,    of   which
           BENEFICIALLY                       1,913,029  are  directly  owned by
           OWNED BY EACH                      WVTP I; 745,612 are directly owned
             REPORTING                        by  WVTI  I;   and   164,780   are
              PERSON                          directly  owned  by WVSP I. WVC I,
               WITH                           the  general  partner  of  WVTP I,
                                              WVTI I and  WVSP  I,  WVE  I,  the
                                              general partner of WVC I, and Wei,
                                              Orsak and  Tanaka,  the members of
                                              WVE  I,  may  be  deemed  to  have
                                              shared power to vote these shares.
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,823,421    shares,    of   which
                                              1,913,029  are  directly  owned by
                                              WVTP I; 745,612 are directly owned
                                              by  WVTI  I;   and   164,780   are
                                              directly  owned  by WVSP I. WVC I,
                                              the  general  partner  of  WVTP I,
                                              WVTI I and  WVSP  I,  WVE  I,  the
                                              general partner of WVC I, and Wei,
                                              Orsak and  Tanaka,  the members of
                                              WVE  I,  may  be  deemed  to  have
                                              shared  power to  dispose of these
                                              shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       2,823,421
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    10.86%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                               PN
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP NO. M25082  10  4                 13 G             Page 6 of 14 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             Worldview Equity I, L.L.C. ("WVE I")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                       (a)   [ ]    (b)   [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ----------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          2,823,421    shares,    of   which
           BENEFICIALLY                       1,913,029  are  directly  owned by
           OWNED BY EACH                      WVTP I; 745,612 are directly owned
             REPORTING                        by  WVTI  I;   and   164,780   are
              PERSON                          directly  owned  by WVSP I. WVE I,
               WITH                           the general  partner of WVC I, WVC
                                              I, the general  partner of WVTP I,
                                              WVTI I and WVSP I, and Wei,  Orsak
                                              and Tanaka,  the members of WVE I,
                                              may be deemed to have shared power
                                              to vote these shares.
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,823,421    shares,    of   which
                                              1,913,029  are  directly  owned by
                                              WVTP I; 745,612 are directly owned
                                              by  WVTI  I;   and   164,780   are
                                              directly  owned  by WVSP I. WVE I,
                                              the general  partner of WVC I, WVC
                                              I, the general  partner of WVTP I,
                                              WVTI I and WVSP I, and Wei,  Orsak
                                              and Tanaka,  the members of WVE I,
                                              may be deemed to have shared power
                                              to dispose of these shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       2,823,421
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    10.86%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                               OO
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP NO. M25082  10  4                 13 G             Page 7 of 14 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON      James Wei ("Wei")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                       (a)   [ ]    (b)   [X]
----------- -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Canadian Citizen
------------------------------------ -------- ----------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              2,823,421    shares,    of   which
                                              1,913,029  are  directly  owned by
                                              WVTP I; 745,612 are directly owned
                                              by  WVTI  I;   and   164,780   are
                                              directly owned by WVSP I. WVC I is
                                              the  general  partner  of  WVTP I,
                                              WVTI I and  WVSP  I,  WVE I is the
                                              general partner of WVC I, and Wei,
                                              a member  of WVE I, may be  deemed
                                              to have shared power to vote these
                                              shares.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,823,421    shares,    of   which
                                              1,913,029  are  directly  owned by
                                              WVTP I; 745,612 are directly owned
                                              by  WVTI  I;   and   164,780   are
                                              directly owned by WVSP I. WVC I is
                                              the  general  partner  of  WVTP I,
                                              WVTI I and  WVSP  I,  WVE I is the
                                              general partner of WVC I, and Wei,
                                              a member  of WVE I, may be  deemed
                                              to have shared power to dispose of
                                              these shares.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       2,823,421
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    10.86%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                               IN
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP NO. M25082  10  4                 13 G             Page 8 of 14 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON      Michael Orsak ("Orsak")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                       (a)   [ ]    (b)   [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ----------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              2,823,421    shares,    of   which
                                              1,913,029  are  directly  owned by
                                              WVTP I; 745,612 are directly owned
                                              by  WVTI  I;   and   164,780   are
                                              directly owned by WVSP I. WVC I is
                                              the  general  partner  of  WVTP I,
                                              WVTI I and  WVSP  I,  WVE I is the
                                              general  partner  of  WVC  I,  and
                                              Orsak,  a member  of WVE I, may be
                                              deemed  to have  shared  power  to
                                              vote these shares.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,823,421    shares,    of   which
                                              1,913,029  are  directly  owned by
                                              WVTP I; 745,612 are directly owned
                                              by  WVTI  I;   and   164,780   are
                                              directly owned by WVSP I. WVC I is
                                              the  general  partner  of  WVTP I,
                                              WVTI I and  WVSP  I,  WVE I is the
                                              general  partner  of  WVC  I,  and
                                              Orsak,  a member  of WVE I, may be
                                              deemed  to have  shared  power  to
                                              dispose of these shares.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       2,823,421
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    10.86%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                               IN
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP NO. M25082  10  4                 13 G             Page 9 of 14 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON      Susumu Tanaka ("Tanaka")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                       (a)   [ ]    (b)   [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Japanese Citizen
------------------------------------ -------- ----------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              2,823,421    shares,    of   which
                                              1,913,029  are  directly  owned by
                                              WVTP I; 745,612 are directly owned
                                              by  WVTI  I;   and   164,780   are
                                              directly owned by WVSP I. WVC I is
                                              the  general  partner  of  WVTP I,
                                              WVTI I and  WVSP  I,  WVE I is the
                                              general  partner  of  WVC  I,  and
                                              Tanaka,  a member of WVE I, may be
                                              deemed  to have  shared  power  to
                                              dispose of these shares.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,823,421    shares,    of   which
                                              1,913,029  are  directly  owned by
                                              WVTP I; 745,612 are directly owned
                                              by  WVTI  I;   and   164,780   are
                                              directly owned by WVSP I. WVC I is
                                              the  general  partner  of  WVTP I,
                                              WVTI I and  WVSP  I,  WVE I is the
                                              general  partner  of  WVC  I,  and
                                              Tanaka,  a member of WVE I, may be
                                              deemed  to have  shared  power  to
                                              dispose of these shares.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       2,823,421
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    10.86%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                               IN
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP NO. M25082  10  4                 13 G             Page 10 of 14 Pages
--------------------------------                     ---------------------------

ITEM 1(a).        NAME OF ISSUER:

                  ClickSoftware Technologies Ltd.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  34 Habarzel Street
                  Tel Aviv, Israel

ITEM 2(a).        NAME OF PERSON FILING:

                  This statement is filed by Worldview Technology Partners I, L.P., a Delaware limited partnership ("WVTP I"), Worldview Technology International I, L.P., a Delaware limited partnership ("WVTI I"), Worldview Strategic Partners I, L.P., a Delaware limited partnership ("WVSP I"), Worldview Capital I, L.P., a Delaware limited partnership ("WVC I"), Worldview Equity I, L.L.C. ("WVE I"), a Delaware limited liability company, James Wei ("Wei"), Michael Orsak ("Orsak") and Susumu Tanaka ("Tanaka"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  WVC I is the general partner of WVTP I, WVTI I and WVSP I. WVE I is the general partner of WVC I. WVC I and WVE I may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by WVTP I, WVTI I and WVSP I. Wei, Orsak and Tanaka are the general partners/managing members of WVE I, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by WVTP I, WVTI I and WVSP I.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  435 Tasso Street, Suite 120
                  Palo Alto, California 94301

ITEM 2(c)         CITIZENSHIP:

                  WVC I, WVTP I, WVTI I and WVSP I are Delaware limited partnerships. WVE I is a Delaware limited liability company. Wei is a Canadian citizen. Orsak is a United States citizen. Tanaka is a Japanese citizen.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

--------------------------------                     ---------------------------
CUSIP NO. M25082  10  4                 13 G             Page 11 of 14 Pages
--------------------------------                     ---------------------------

                  M25082  10  4

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                     (a)  Amount beneficially owned:

                     See Row 9 of cover page for each Reporting Person.

                     (b)  Percent of Class:

                     See Row 11 of cover page for each Reporting Person.

                     (c)  Number of shares as to which such person has:

                          (i)   Sole power to vote or to direct the vote:

                          See Row 5 of cover  page for each  Reporting Person.

                          (ii)  Shared power to vote or to direct the vote:

                          See Row 6 of cover  page for each  Reporting Person.

                          (iii) Sole power to dispose or to direct the
                                disposition of:

                          See Row 7 of cover  page for each  Reporting Person.

                          (iv) Shared power to dispose or to direct the disposition of:

                          See Row 8 of cover  page for each  Reporting Person.

--------------------------------                     ---------------------------
CUSIP NO. M25082  10  4                 13 G             Page 12 of 14 Pages
--------------------------------                     ---------------------------

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

ITEM 6.           OWNERSHIP  OF  MORE  THAN  FIVE  PERCENT ON  BEHALF OF ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of WVC I, WVTP I, WVTI I and WVSP I, and the limited liability company agreement of WVE I, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

--------------------------------                     ---------------------------
CUSIP NO. M25082  10  4                 13 G             Page 13 of 14 Pages
--------------------------------                     ---------------------------

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

                                          JAMES WEI


                                          By: /s/ James Wei
                                              ----------------------------------
                                              James  Wei,  individually,  and on
                                              behalf of WVTP I, in his  capacity
                                              as a member of WVE I, the  general
                                              partner  of  WVC  I,  the  general
                                              partner  of WVTP I, on  behalf  of
                                              WVTI  I,  in  his  capacity  as  a
                                              member  of  WVE  I,  the   general
                                              partner  of  WVC  I,  the  general
                                              partner  of WVTI I, on  behalf  of
                                              WVSP  I,  in  his  capacity  as  a
                                              member  of  WVE  I,  the   general
                                              partner  of  WVC  I,  the  general
                                              partner  of WVSP I, on  behalf  of
                                              WVC I, in his capacity as a member
                                              of WVE I, the  general  partner of
                                              WVC I, and on  behalf  of WVE I in
                                              his capacity as a member thereof.

                                          MICHAEL ORSAK

                                          By:    /s/  Michael Orsak
                                                 -------------------------------
                                                 Michael Orsak

                                          SUSUMU TANAKA

                                          By:    /s/  Susumu Tanaka
                                                 -------------------------------
                                                 Susumu Tanaka

--------------------------------                     ---------------------------
CUSIP NO. M25082  10  4                 13 G             Page 14 of 14 Pages
--------------------------------                     ---------------------------

                                  EXHIBIT INDEX

                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                  15

                                    EXHIBIT A

                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of ClickSoftware Technologies Ltd. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 14, 2001


                                          By: /s/ James Wei
                                              ----------------------------------
                                              James  Wei,  individually,  and on
                                              behalf of WVTP I, in his  capacity
                                              as a member of WVE I, the  general
                                              partner  of  WVC  I,  the  general
                                              partner  of WVTP I, on  behalf  of
                                              WVTI  I,  in  his  capacity  as  a
                                              member  of  WVE  I,  the   general
                                              partner  of  WVC  I,  the  general
                                              partner  of WVTI I, on  behalf  of
                                              WVSP  I,  in  his  capacity  as  a
                                              member  of  WVE  I,  the   general
                                              partner  of  WVC  I,  the  general
                                              partner  of WVSP I, on  behalf  of
                                              WVC I, in his capacity as a member
                                              of WVE I, the  general  partner of
                                              WVC I, and on  behalf  of WVE I in
                                              his capacity as a member thereof.


                                          By:  /s/ Michael Orsak
                                               ---------------------------------
                                               Michael Orsak


                                          By:  /s/ Susumu Tanaka
                                               ---------------------------------
                                               Susumu Tanaka